UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 10, 2005

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	0-30877	77-0481679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda
(Address of principal executive offices)

(441) 296-6395
(Registrant’s telephone number,
including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(b) As previously reported by Marvell Technology Group Ltd. (“Marvell”) in its Form 8-K filed on June 10, 2005, Marvell notified the Nasdaq National Market (“Nasdaq”) on June 6, 2005 that as a result of a director’s retirement from the Board of Directors, Marvell would not be in compliance with Nasdaq Rule 4350(d)(2)(A), which requires that the Audit Committee for a company listed on the Nasdaq National Market have a minimum of three members.  In accordance with Nasdaq Rule 4350(d)(4)(B), Marvell had been provided with a cure period until the earlier of Marvell’s next Annual General Meeting or June 10, 2006, whichever is earlier, in order to regain compliance with Nasdaq Rule 4350(d)(2)(A).  Marvell announced on August 10, 2005 the appointment of a new director who will be a member of the Audit Committee of the Board of Directors and meets the independence requirements under the Nasdaq listing rules and has informed Nasdaq of same.  This appointment satisfies Nasdaq Rule 4350(d)(2)(A) and Marvell therefore is now in compliance with Nasdaq Rule 4350(d)(2)(A).

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On August 9, 2005, Arturo Krueger was appointed to Marvell’s Board of Directors by the Board.  Mr. Krueger will serve as Chairman of the Governance Committee and as a member of the Audit Committee of the Board of Directors.  There are no arrangements or understandings between Mr. Krueger and any other persons pursuant to which Mr. Krueger was selected as a director, and there are no related party transactions between Marvell or any of its subsidiaries and Mr. Krueger that are reportable under Item 404(a) of Regulation S-K.  Marvell issued a press release on August 10, 2005 announcing the appointment. The full text of Marvell’s press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1	Press Release dated August 10, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 10, 2005

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ George A. Hervey
George A. Hervey
Vice President of Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 10, 2005.